UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2006

American Media Operations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11112	59-2094424
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 American Media Way Boca Raton, Florida	33464
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 997-7733

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 relating to the terms of the Employment Agreement between American Media Operations, Inc. (“AMOI”) and John J. Miller dated January 4, 2006 (the “Employment Agreement”) is hereby incorporated by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 4, 2006, AMOI appointed John J. Miller as its President and Chief Operating Officer, a newly created position, pursuant to the Employment Agreement. The Employment Agreement specifies that Mr. Miller, age 52, will serve from termination of his employment with Hachette Filipacchi Media, Inc. (“Hachette”), but no earlier than January 4, 2006 and no later than January 18, 2006, through April 17, 2008 with an annual base salary of $550,000. Mr. Miller will also be eligible for a bonus with an annual target of $450,000 (prorated for fiscal year 2006) and will receive at least $300,000 per fiscal year of this annual bonus for each full fiscal year of Mr. Miller’s employment with AMOI.

The Employment Agreement also grants Mr. Miller 1,350 Class “B” Equity Units in EMP Group, LLC, AMOI’s parent. In the event Mr. Miller is terminated, he will be entitled to severance pay under certain circumstances.

Prior to joining AMOI, Mr. Miller was Senior Vice President, Group Publishing Director of the Women’s Service and Shelter Media at Hachette from December 1999 to present.

Mr. Miller is not party to any arrangement or understanding with any person pursuant to which he was selected to serve as President and Chief Operating Officer of AMOI; nor is Mr. Miller a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
99.1	Press Release of AMOI dated January 5, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MEDIA OPERATIONS, INC. (Registrant)

Date: January 6, 2006	By:	/s/ Michael B. Kahane
	Name:	Michael B. Kahane
	Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of American Media Operations, Inc., dated January 5, 2006